Exhibit 99.2
Guidelines for Certification of Taxpayer Identification Number
on Substitute Form W-9
Guidelines For Determining The Proper Tax Payer Identification Number (“TIN”)
To Give The Payer
      Social Security Numbers have nine digits separated by two hyphens: i.e. 000-00-0000. Employer Identification Numbers have nine digits separated by only one hyphen: i.e. 00-0000000. The table below will help determine the number to give the payer.

Give the Social
For this type of account:		Security Number of:

1.	Individual	The individual
2.	Two or more individuals (joint account)	The actual owner of the account or, if combined funds, the first individual on the account
3.	Custodian account of a minor (Uniform Gift to Minors Act)	The minor[2]
4.	(a) The usual revocable savings trust account (grantor is also trustee)	The grantor-trustee[1]
	(b) So-called trust account that is not a legal or valid trust understate law	The actual owner[1]
5.	Sole proprietorship or single-owner LLC	The owner[3]

For This Type Of Account:		Give the Employer Identification Number of:

6.	Sole proprietorship or single-owner LLC	The owner[3]
7.	A valid trust, estate or pension trust	The legal entity[4]
8.	Corporate or LLC electing corporate status on Form 8832	The corporation
9.	Association, club, religious, charitable, educational, or other tax-exempt organization	The organization
10.	Partnership or multi-member LLC that has not elected corporate status	The partnership
11.	A broker or registered nominee	The broker or nominee
12.	Account with the Department of Agriculture in the name of a public entity (such as a state or local government, school district, or prison) that receives agricultural program payments	The public entity

[1]	List first and circle the name of the person whose number you furnish. If only one person on a joint account has a Social Security Number, that person’s Social Security Number must be furnished.

[2]	Circle the minor’s name and furnish the minor’s Social Security Number.

[3]	You must show your individual name, but you may also enter your business or “doing business as” name on the second name line. You may use either your Social Security Number or Employer Identification Number (if you have one). If you are a sole proprietor, the IRS encourages you to use your Social Security Number.

[4]	List first and circle the name of the legal trust, estate, or pension trust. (Do not furnish the identifying number of the personal representative or trustee unless the legal entity itself is not designated in the account title.)

Note:	If no name is circled when there is more than one name listed, the number will be considered to be that of the first name listed.

Obtaining a TIN
If you do not have a TIN, you should apply for one immediately. To apply for a Social Security Number, obtain Form SS-5, Application for a Social Security Card, from your local Social Security Administration office or online at www.socialsecurity.gov/online/ss-5.pdf. You may also obtain Form SS-5 by calling 1-800-772-1213. Use Form W-7, Application for IRS Individual Taxpayer Identification Number, to apply for an ITIN, or Form SS-4, Application for Employer Identification Number, to apply for an EIN. You can apply for an EIN online by accessing the IRS website at www.irs.gov/businesses/ and clicking on Employer ID Numbers under Related Topics. You can obtain Forms W-7 and SS-4 from the IRS by visiting www.irs.gov or by calling 1-800-TAX-FORM (1-800-829-3676).
If you are asked to complete Form W-9 but do not have a TIN, check the Awaiting TIN box on Part II of the Substitute Form W-9, sign and date the form, and give it to the requester. If this box is checked, 28% of all reportable payments made to the holder pursuant to the Offer will be withheld if a TIN is not provided at the time of the payment pursuant to the Offer.
Note: Writing “Applied For” means that you have already applied for a TIN or that you intend to apply for one soon.
Caution: A disregarded domestic entity that has a foreign owner must use the appropriate Form W-8.
Payees Exempt From Backup Withholding
Payees specifically exempted from backup withholding on ALL payments include the following:

•	An organization exempt from tax under Section 501(a), any IRA, or a custodial account under Section 403(b)(7) if the account satisfies the requirements of Section 401(f)(2);

•	The United States or any of its agencies or instrumentalities;

•	A state, the District of Columbia, a possession of the United States, or any of their political subdivisions or instrumentalities;

•	A foreign government or any of its political subdivisions, agencies or instrumentalities; and

•	An international organization or any of its agencies or instrumentalities.
Payees that MAY be exempt from backup withholding include:

•	A corporation;

•	A financial institution;

•	A registered dealer in securities or commodities required to register in the U.S., the District of Columbia, or a possession of the U.S.;

•	A real estate investment trust;

•	A common trust fund operated by a bank under Section 584(a);

•	A trust exempt from tax under Section 664 or described in Section 4947;

•	An entity registered at all times during the tax year under the Investment Company Act of 1940;

•	A foreign central bank of issue;

•	A middleman known in the investment community as a nominee or custodian; and

•	A futures commission merchant registered with the Commodity Futures Trading Commission.
Exempt payees described above should file Substitute Form W-9 to avoid possible erroneous backup withholding. CHECK THE EXEMPT BOX ON THE FACE OF THE FORM W-9 IN PART 2, SIGN AND DATE THE FORM, AND RETURN IT TO THE PAYER. A foreign stockholder claiming exempt status must provide the applicable Form W-8 to avoid backup withholding.
Penalties
(1) Penalty For Failure to Furnish Taxpayer Identification Number. If you fail to furnish your correct taxpayer identification number to a requester, you are subject to a penalty of $50 for each such failure unless your failure is due to reasonable cause and not to willful neglect.
(2) Civil Penalty for False Information with Respect to Withholding. If you make a false statement with no reasonable basis that results in no imposition of backup withholding, you are subject to a penalty of $500.
(3) Criminal Penalty for Falsifying Information. Willfully falsifying certifications or affirmations may subject you to criminal penalties including fines and/or imprisonment.
(4) Misuse of Taxpayer Identification Numbers. If the requester discloses or uses taxpayer identification numbers in violation of federal law, the requester may be subject to civil and criminal penalties.
FOR ADDITIONAL INFORMATION CONTACT YOUR TAX
CONSULTANT OR THE INTERNAL REVENUE SERVICE.
PRIVACY ACT NOTICE. Section 6109 of the Internal Revenue Code requires you to provide your correct TIN to persons who must file information returns with the IRS to report interest, dividends, and certain other income paid to you, mortgage interest you paid, the acquisition or abandonment of secured property, cancellation of debt, or contributions you made to an IRA, or Archer MSA or HSA. The IRS uses the numbers for identification purposes and to help verify the accuracy of your tax return. The IRS may also provide this information to the Department of Justice for civil and criminal litigation, and to cities, states, and the District of Columbia to carry out their tax laws. The IRS may also disclose this information to other countries under a tax treaty, or to Federal and state agencies to enforce federal nontax criminal laws and to combat terrorism.
You must provide your TIN whether or not you are required to file a tax return. Payers must generally withhold 28% of taxable interest, dividend, and certain other payments to a payee who does not give a TIN to a payer. Certain penalties may also apply.

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